Exhibit 99.(n)(2)

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

April 29, 2011

VIA EDGAR

Board of Directors

National Life Insurance Company

One National Life Drive

Montpelier, Vermont  05604

Re:                               National Variable Life Insurance Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 26 to the Registration Statement on Form N-6 by National Variable Life Insurance Account for certain variable life insurance policies (File No. 33-91938).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth